Exhibit 8.1

List of Subsidiaries of CC Jewelry Co., Ltd.

Name	Country of Incorporation
Square. C Commerce Company Limited	British Virgin Islands
Massfit (HK) Corporation Limited	Hong Kong
Chongqing Yu Zhong Commerce Co., Ltd.	People’s Republic of China
Taiyuan Basic Points Commerce Co., Ltd.	People’s Republic of China
Shanxi Zhong Yao Commerce Co., Ltd.	People’s Republic of China
Shanxi Bo Ye Commerce Co., Ltd.	People’s Republic of China
Linfen Jimei Jewelry Co., Ltd.	People’s Republic of China
Yangquan Daoming Commerce Co., Ltd.	People’s Republic of China
Shanghai Zhong Yao Commerce Co., Ltd.	People’s Republic of China
Changzhi Kamei Commerce Co., Ltd.	People’s Republic of China
Shuozhou Kamei Commerce Co., Ltd.	People’s Republic of China
Jincheng Kamei Commerce Co., Ltd.	People’s Republic of China
Datong Kamei Commerce Co., Ltd.	People’s Republic of China